Exhibit 99.1

For Immediate Release

May 13, 2004

AMERICAN RESTAURANT GROUP
REPORTS RESULTS FOR
THE FIRST QUARTER ENDED MARCH 29, 2004

Los Altos, CA -

American Restaurant Group, Inc. today announced its financial results for the first quarter ended March 29, 2004.  Total revenues for the Company’s Stuart Anderson’s Black Angus Restaurants were $74.5 million, a 1.1% revenue increase from the first quarter 2003’s total revenues of $73.7 million.  Same-store sales increased 1.7% over the prior year’s quarter.  The increase was primarily the result of a 5.1% increase in customer counts partially offset by a 3.9% decline in average check.

EBITDA, as defined below, was $7.0 million for the first quarter ended March 29, 2004 compared to $6.8 million for the first quarter of 2003.  The increase in EBITDA was primarily the result of stronger customer counts during the quarter.

($ in 000’s)	2003	2004

1st Quarter Operating Results:

Revenues	$73,739	$74,525

Operating Profit	$4,981	$5,246

Plus: Depreciation and Amortization	1,815	1,759

EBITDA	$6,796	$7,005

Note:  EBITDA is not a defined term under generally accepted accounting principles.  EBITDA refers to earnings before interest, taxes, depreciation, and amortization.  For comparison purposes, the Company computes EBITDA as indicated above.  Management believes EBITDA is one of the financial measures used by persons in the analysis of our financial statements to evaluate the Company’s financial results of operations.

This press release may contain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements other than statements of historical facts included in this release may constitute forward-looking statements. Although American Restaurant Group, Inc. believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Actual results may differ materially from expectations because of changes in operating performance, project schedules, and other technical and economic factors.

Contact:  Ralph Roberts    (650) 949-6400